Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

dated as of November 9, 2015

by and between

UNITED BANKSHARES, INC.

and

BANK OF GEORGETOWN

i

6.14	Compliance with Laws	47
6.15	Operating Functions	47

ARTICLE VII	Conditions to Consummation of the Merger	47
7.01	Conditions to Each Party’s Obligation to Effect the Merger	47
7.02	Conditions to Obligation of Georgetown	48
7.03	Conditions to Obligation of United	49

ARTICLE VIII	Termination	49
8.01	Termination	49
8.02	Effect of Termination and Abandonment	52
8.03	Fees and Expenses	52

ARTICLE IX	Miscellaneous	53
9.01	Survival	53
9.02	Waiver; Amendment	53
9.03	Assignment	53
9.04	Counterparts	53
9.05	Governing Law	53
9.06	Expenses	54
9.07	Notices	54
9.08	Entire Understanding; No Third Party Beneficiaries	55
9.09	Severability	55
9.10	Disclosures	55
9.11	Interpretation; Effect	55

Exhibit A	Supplement for Merger Sub Accession to Agreement

Exhibit B	Plan of Merger merging Georgetown with and into Merger Sub

Exhibit C	Form of Support Agreement

ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 9, 2015 (this “Agreement”), by and between BANK OF GEORGETOWN (“Georgetown”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

A. Georgetown. Georgetown is a District of Columbia banking corporation, having its principal place of business in Washington, District of Columbia.

B. United. United is a West Virginia corporation, having its principal place of business in Washington, D.C. and Charleston, West Virginia. United Bank, a Virginia corporation (“Merger Sub”), is an indirect wholly-owned subsidiary of United, having its principal place of business in Vienna, Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action. The respective Boards of Directors of each of United and Georgetown have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

E. Support Agreement. Each of the directors of Georgetown in office and who own shares of Georgetown Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 8.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Georgetown or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Georgetown or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 5.03(w).

“Average Closing Price” has the meaning set forth in Section 3.03.

“Book-Entry Shares” has the meaning set forth in Section 3.04.

“Call Reports” mean each Consolidated Reports of Condition and Income (FFIEC Form 041) of Georgetown or any successor form of the Federal Financial Institutions Examination Council.

“Code” has the meaning set forth in the recitals.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m).

“Confidentiality Agreements” has the meaning set forth in Section 6.05(b).

“Consultants” has the meaning set forth in Section 5.03(m).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Costs” has the meaning set forth in Section 6.10(a).

“DC Banking Department” means the District of Columbia Department of Insurance, Securities and Banking.

“DC Business Code” means the provisions of the District of Columbia Business Organizations Code and District of Columbia Banking Code.

“DC Department” means the District of Columbia Department of Consumer and Regulatory Affairs.

“Deferred Compensation Plan” has the meaning set forth in Section 5.03(m)(xi).

“Determination Date” has the meaning set forth in Section 3.03.

“Directors” has the meaning set forth in Section 5.03(m).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.07(a).

“Dissenting Stockholders” has the meaning set forth in Section 3.07(a).

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning set forth in Section 8.03(a).

“Final Index Price” has the meaning set forth in 8.01(h)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Georgetown” has the meaning set forth in the preamble to this Agreement.

“Georgetown Board” means the Board of Directors of Georgetown.

“Georgetown Bylaws” means the Bylaws of Georgetown, as amended.

“Georgetown Certificate” means the Articles of Incorporation of Georgetown, as amended.

“Georgetown Common Stock” means the common stock, par value $0.01 per share, of Georgetown.

“Georgetown Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Georgetown as of September 30, 2015, and as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any, and subject, in the case of unaudited statements to year-end audit adjustments normal in nature and amount) for the quarter ended September 30, 2015, and for each of the fiscal years ended December 31, 2014, 2013, and 2012, as filed by Georgetown in Call Reports (and, in the case of the annual financial statements, as audited and made available to the stockholders of Georgetown), and (ii) the financial statements included in Call Reports filed by Georgetown with respect to periods ended subsequent to September 30, 2015.

“Georgetown Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Georgetown is party as a creditor.

“Georgetown Meeting” has the meaning set forth in Section 6.02.

“Georgetown Preferred Stock” means the preferred stock, no par value, of Georgetown.

“Georgetown Stock Options” has the meaning set forth in Section 3.06.

“Georgetown Stock Plans” has the meaning set forth in Section 3.06.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Index Group” has the meaning set forth in Section 8.01(i)(ii).

“Index Price” has the meaning set forth in Section 8.01(i)(ii).

“Index Ratio” has the meaning set forth in Section 8.01(i)(ii)

“Insurance Amount” has the meaning set forth in Section 6.10(c).

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or Georgetown, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Georgetown, respectively, or (ii) would materially impair the ability of either United or Georgetown to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof except to the extent that such changes have a disproportionate impact on United or Georgetown, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or Georgetown, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or Georgetown, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or Georgetown taken with the prior written consent of the other party pursuant to this Agreement, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of United or Georgetown to meet any internal financial forecasts or any earnings projections (whether made by United or Georgetown or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“NASDAQ” means as The NASDAQ Stock Market, Inc.’s Global Select Market.

“New Certificate” has the meaning set forth in Section 3.04(a).

“Old Certificate” has the meaning set forth in Section 3.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit B.

“Previously Disclosed” by a party shall mean information (a) set forth in its Disclosure Schedule or (b) with respect to United, in the United SEC Documents prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that similarly are non-specific or cautionary, predictive or forward-looking in nature).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 5.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 6.09(a).

“Replacement Option” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Section 29-311” has the meaning set forth in Section 3.07(a).

“Starting Date” has the meaning set forth in Section 8.01(i)(ii).

“Starting Price” has the meaning set forth in Section 8.01(i)(ii).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 8.01(h).

“Support Agreements” means, the Support Agreements executed by each of the directors of Georgetown in office as of the date of execution of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(b).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“United” has the meaning set forth in the preamble to this Agreement.

“United Board” means the Board of Directors of United.

“United Bylaws” means the Bylaws of United.

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“United Consultants” has the meaning set forth in Section 5.04(l)(i).

“United Directors” has the meaning set forth in Section 5.04(l)(i).

“United Employees” has the meaning set forth in Section 5.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 5.04(l)(iii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 5.04(l)(iii).

“United Pension Plan” has the meaning set forth in Section 5.04(l)(ii).

“United Ratio” has the meaning set forth in Section 8.01(i)(i).

“United SEC Documents” has the meaning set forth in Section 5.04(g).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE II

The Merger

2.01 The Merger.

(a) Prior to the Effective Time, United shall take any and all action necessary (i) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Exhibit A and delivery thereof to Georgetown; and (ii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of United and such Merger Sub to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger, at the Effective Time, Georgetown shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Georgetown shall cease and Merger Sub shall survive and continue to exist as a Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). United may at any time prior to the Effective Time change the method of effecting the combination with Georgetown (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Georgetown’s stockholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide Georgetown prior written notice of such change and the reasons therefor.

(c) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon such date and time as may be set forth in the articles of merger filed with (i) the VSCC in accordance with Section 13.1-720 of the VSCA, and (ii) the DC Department in accordance with Section 29-309.06 of the DC Business Code. The Merger shall have the effects prescribed in the VSCA and the DC Business Code.

(d) The Articles of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of United, on the last business day of the month in which such period expires), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b) Notwithstanding any other provision in this Agreement to the contrary, if United shall exercise its right to delay the Effective Date pursuant to Section 2.02(a)(i), and a record date for any dividend or other distribution in respect of the United Common Stock is taken during the period of such delay such that Georgetown stockholders will not be entitled to participate in such dividend, each stockholder of Georgetown shall be entitled to receive, upon surrender of the Old Certificates or Book-Entry Shares and compliance with the other provisions of Article III, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of United Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

2.03 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

Consideration; Exchange Procedures

3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each holder of a share of Georgetown Common Stock (other than United and its Subsidiaries and Georgetown, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted and except for Dissenting Shares) shall receive in respect thereof, subject to the limitations set forth in this Agreement, 0.9313 shares (“Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Merger Sub Shares. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Georgetown Common Stock shall cease to be, and shall have no rights as, stockholders of Georgetown, other than to receive the Merger Consideration (if so provided in Section 3.01(a)) and any dividend or other distribution with respect to such Georgetown Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on United Common Stock provided for in Section 2.02(b), and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Georgetown or the Surviving Corporation of shares of Georgetown Common Stock.

3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Georgetown Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing prices for the shares of United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day (the “Determination Date”) immediately preceding the Effective Date) (the “Average Closing Price”).

3.04 Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Georgetown Common Stock (“Old Certificates”) and holders of non-certificated shares of Georgetown Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article III, (i) certificates representing shares of United Common Stock or non-certificated shares of United Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 3.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for New Certificates, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article III, any cash in lieu of fractional shares into which the shares of Georgetown Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article III, if any, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article III, and (iii) any payment required by Section 2.02(b), and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Georgetown Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Georgetown Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Georgetown on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any stockholders of Georgetown who have not theretofore complied with this Article III shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Georgetown Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.05 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Georgetown Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.06 Options. At the Effective Time, the holders of each outstanding option (each, a “Georgetown Stock Option”) to purchase shares of Georgetown Common Stock, whether vested or unvested as of the date of this Agreement, under any and all plans of Georgetown under which stock options (collectively, the “Georgetown Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Georgetown Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Georgetown Common Stock subject to the Georgetown Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Georgetown Common Stock that were purchasable pursuant to such Georgetown Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Georgetown Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Georgetown shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Georgetown Stock Plans to permit replacement of the outstanding Georgetown Stock Options by United pursuant to this Section 3.06 and to permit United to assume the Georgetown Stock Plans. Georgetown shall further take all action necessary to amend the Georgetown Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Georgetown Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Georgetown Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time. Immediately following the Effective Time, United shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Replacement Options remain outstanding.

3.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Georgetown Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands appraisal of such Dissenting Shares (the “Dissenting Stockholders”) pursuant to, and who complies in all respects with, the provisions of Section 29–311 of the Business Code (“Section

29-311”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Article III (the “Dissenting Shares”), but instead such stockholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 29–311. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each stockholder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 29–311. Notwithstanding the foregoing, if any such stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 29–311, or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 29–311, then the right of such stockholder to be paid the fair value of such stockholder’s Dissenting Shares under Section 29–311 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01.

(b) Georgetown shall give United prompt written notice (but in any event within 48 hours) of any demands for appraisal of any shares of Georgetown Common Stock and any withdrawals of such demands, and United shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Georgetown shall not, except with the prior written consent of United, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

3.08 Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

ARTICLE IV

Actions Pending the Effective Time

4.01 Forebearances of Georgetown. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), Georgetown will not:

(a) Ordinary Course. Conduct the business of Georgetown other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Georgetown’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Georgetown Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Georgetown Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Georgetown from making equity compensation awards and issuing shares of Georgetown Common Stock, Rights, employee or director stock options, or similar equity compensation awards under the Georgetown Stock Plans in the ordinary course of business consistent with past practice; and provided, further that any such awards to executive officers of Georgetown will not exceed the amounts set forth in Section 4.01(b) of Georgetown’s Disclosure Schedule and the establishment of the exercise price for any such awards will be equal to the Exchange Ratio multiplied by the price of United Common Stock as of the issuance date.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Georgetown Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Georgetown from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Georgetown Stock Options and other Rights Previously Disclosed, and (y) vesting of restricted shares of Georgetown Common Stock.

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Georgetown, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) Georgetown may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Georgetown may make individual cash bonus awards in the ordinary course of business consistent with past practice, and (C) Georgetown and United will establish a retention bonus pool not to exceed, in the aggregate, the amount set forth in Section 4.01(d)(ii)(C) of Georgetown’s Disclosure Schedule that will be dedicated to certain employees of Georgetown designated by officers of Georgetown for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Georgetown, any increase in compensation contemplated by Section 4.01(d)(ii)(A) and any individual cash bonus award contemplated by Section 4.01(d)(ii)(B) will not exceed the amounts set forth in Section 4.01(d)(ii) of Georgetown’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Georgetown, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Georgetown Certificate or Georgetown Bylaws.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify any of its existing material Contracts in a manner that is material to Georgetown.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that (i) does not create adverse precedent for any claims, actions or proceedings that are reasonably likely to be material to Georgetown; and (ii) involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Georgetown.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

4.02 Forebearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Georgetown (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying its regular quarterly cash dividends and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(e) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in (i) the termination of this Agreement, (ii) materially delaying or jeopardizing the receipt of the approval of any Regulatory Authority, or the filing of an application therefor, or (iii) causing the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Georgetown Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

(g) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Georgetown.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Georgetown a schedule and Georgetown has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Georgetown’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party. To the extent any representation, warranty or covenant applies to 901 Southern Avenue, LLC, a Maryland limited liability company, the reference to Georgetown in the Agreement will be deemed to include such subsidiary.

5.02 Standard. No representation or warranty of Georgetown or United contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., Craig L. Smith, W. Mark Tatterson, Douglas Ernest and Darren Williams, and (ii) with respect to Georgetown, actual knowledge of Michael P. Fitzgerald, Timothy Veith, Domingo Rodriguez, Jeff Hedderly and Kent Carstater.

5.03 Representations and Warranties of Georgetown. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Georgetown hereby represents and warrants to United that:

(a) Organization and Standing. Georgetown is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia. Georgetown is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Georgetown consists of (i) 30,000,000 shares of Georgetown Common Stock, of which as of the date hereof, 6,668,293 shares are outstanding, and (ii)1,000,000 shares of Georgetown Preferred Stock, none of which as of the date hereof are outstanding. As of the date hereof, except pursuant to the terms of options, stock or other Rights issued pursuant to the Georgetown Stock Plans as set forth on Schedule 5.03(b) of Georgetown’s Disclosure Schedule, Georgetown does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Georgetown Common Stock, Georgetown Preferred Stock or any other equity securities of Georgetown or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Georgetown Common Stock, Georgetown Preferred Stock or other equity securities of Georgetown. As of the date hereof, Georgetown has 974,771 shares of Georgetown Common Stock that are issuable and reserved for issuance upon the exercise of Georgetown Stock Options. The outstanding shares of Georgetown Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. Georgetown does not have any Subsidiaries and does not own any equity interest in any other Person.

(d) Corporate Power. Georgetown has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Georgetown has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Georgetown, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of at least a majority of the voting interest in the outstanding voting stock entitled to be cast at the Georgetown Meeting (which is the only vote of Georgetown stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Georgetown and the Georgetown Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Georgetown, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Georgetown in connection with the execution, delivery or performance by Georgetown of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities including, the DC Banking Department, the VBFI and the Federal Reserve Board (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of a certificate of merger in connection with the Merger, and the filing of articles of merger with the DC Department pursuant to the DC Business Code and the issuance of a certificate of merger in connection with the Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Georgetown is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals or consents referred to in Section 5.03(f)(i), and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Georgetown or to which Georgetown is subject or bound, (B) constitute a breach or violation of, or a default under, the Georgetown Certificate or the Georgetown Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events.

(i) Georgetown has made available to United the Georgetown Financial Statements. The Georgetown Financial Statements (A) are true, accurate and complete in all respects, (B) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (C) fairly present in all respects the financial condition of Georgetown as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Georgetown for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.

(ii) Georgetown has in place sufficient systems and processes that are customary for a community bank of the size of Georgetown and that are designed to (A) provide reasonable assurances regarding the reliability of the Georgetown Financial Statements and (B) in a timely manner accumulate and communicate to Georgetown’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Georgetown Financial Statements. Since December 31, 2012, neither Georgetown nor, to Georgetown’s knowledge, any director, officer, auditor, accountant or representative of Georgetown has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes, the accuracy or integrity of Georgetown Financial Statements or the accounting or auditing practices, procedures, methodologies or methods of Georgetown or its internal accounting controls, including any complaint, allegation, assertion or claim that Georgetown has engaged in questionable accounting or auditing practices. No attorney representing Georgetown, whether or not employed by Georgetown, has reported evidence of a violation of the Securities Act or other applicable securities laws, breach of fiduciary duty or similar violation by Georgetown or any of its officers, directors, employees or agents to the Georgetown Board or any committee thereof or any of Georgetown’s directors or officers. To Georgetown’s knowledge, there has been no instance of fraud by Georgetown, whether or not material, that occurred during any period covered by the Georgetown Financial Statements.

(iii) During the periods covered by the Georgetown Financial Statements, Georgetown’s external auditor was independent of Georgetown and its management. As of the date hereof, Georgetown’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Georgetown on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv) Since December 31, 2014, Georgetown has not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(v) Since December 31, 2014, (A) Georgetown has conducted its businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Georgetown.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Georgetown and, to Georgetown’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Georgetown is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including the DC Department, the DC Banking Department, the Federal Reserve Board and the Federal Deposit Insurance Corporation) (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

(ii) Georgetown has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Georgetown is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Georgetown is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Georgetown has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Georgetown’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Georgetown has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Georgetown is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Georgetown’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2010, Georgetown has been in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy.

(v) Neither Georgetown nor any of its directors, officers or employees, nor, to the knowledge of Georgetown, any agent or other Person acting on behalf of Georgetown is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) Georgetown is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Georgetown has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Georgetown having its current rating lowered.

(vii) At the Effective Time, the assumption by United of Georgetown’s obligations under Section 6.10 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults. Neither Georgetown nor any of its assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by Georgetown or the guarantee by Georgetown of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $10,000,000, (iii) any Contract that prohibits or restricts Georgetown (and/or, following consummation of the transactions contemplated by this Agreement, United) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services by Georgetown (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $200,000 or involving Georgetown Loans, borrowings or guarantees originated or purchased by Georgetown in the ordinary course of business and consistent with past practice), (v) any Contract that obligates Georgetown to conduct business with any third party on an exclusive or preferential basis, (vi) any Contract that requires referrals of business or requires Georgetown to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Georgetown, (viii) any Contract that limits the payment of dividends by Georgetown, (ix) any Contract pursuant to which Georgetown has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (x) any Contract that relates to intellectual property of Georgetown (including permitting the use of the name Bank of Georgetown or any variant thereof) or (xi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC report filed by Georgetown with the SEC as of the date of this Agreement if Georgetown were required to file or voluntarily filed such SEC reports. Georgetown is not in default under any Contract, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Georgetown that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

(m) Employee Benefit Plans.

(i) On Section 5.03(m)(i) of Georgetown’s Disclosure Schedule, Georgetown has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Georgetown participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed, Georgetown has no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Georgetown is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Georgetown, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Georgetown has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Georgetown to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Georgetown or any entity (an “ERISA Affiliate”) that is considered one employer with Georgetown under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Georgetown, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Georgetown is a party have been timely made or have been reflected on Georgetown’s financial statements. None of Georgetown or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Georgetown has no obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Georgetown that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis .

(vi) Georgetown does not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Georgetown has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the U.S. Department of Labor; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) except as contemplated by Section 6.11(b), entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Georgetown Stock Plans and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Georgetown does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Georgetown, or any of their respective Subsidiaries, as applicable, will be obligated to make a payment to an Employee of Georgetown that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) As of the Effective Date, there are no supplemental employment retirement plans (SERPs) between Georgetown and any of its employees (the “Deferred Compensation Plans”) have assets through a grantor trust or trusts of which Georgetown is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and the Georgetown Board has, within 30 days preceding the Effective Date, taken action to terminate the Deferred Compensation Plan and to distribute the vested account balances, if any to participants in a lump sum prior to the Effective Date, but in any event, within 12 months of such termination.

(xii) Georgetown has not made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Georgetown to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Georgetown under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), Georgetown will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Georgetown under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters.

(i) Georgetown is not a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, Georgetown is not the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Georgetown to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Georgetown’s knowledge, threatened, nor is Georgetown aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii) Georgetown is in compliance and at all times has complied in all respects with all applicable laws governing the employment of labor and the withholding of taxes, including all laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(iii) Georgetown has disclosed to United a list that separately sets forth all of the Georgetown’s employees as of October 31, 2015, including for each such employee: name, job title, work location, current compensation paid or payable and variable compensation paid in the immediately prior year.

(o) Takeover Laws. Georgetown has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Georgetown (collectively, “Takeover Laws”).

(p) Environmental Matters. To Georgetown’s knowledge, neither the conduct nor operation of Georgetown nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Georgetown’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Georgetown’s knowledge, Georgetown has not received any notice from any person or entity that Georgetown or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Georgetown have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Georgetown’s consolidated financial statements as of December 31, 2014. All assessments for Taxes of Georgetown due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Georgetown. Georgetown has not granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Georgetown has no liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2014 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Georgetown as of December 31, 2014. As of the date hereof, Georgetown has no knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Georgetown is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. Georgetown is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Georgetown’s own account, or for the account of one of Georgetown’s customers.

(s) Books and Records. The books and records of Georgetown have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Georgetown Previously Disclosed all of the insurance policies, binders, or bonds maintained by Georgetown. Georgetown is insured with insurers believed to be reputable against such risks and in such amounts as the management of Georgetown reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Georgetown is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of Georgetown has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Georgetown Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each Georgetown Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of Georgetown, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Georgetown Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Georgetown and are complete and correct in all respects.

(ii) Each outstanding Georgetown Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Georgetown Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Georgetown’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the Contracts pursuant to which Georgetown has sold Georgetown Loans or pools of Georgetown Loans or participations in Georgetown Loans or pools of Georgetown Loans contains any obligation to repurchase such Georgetown Loans or interests therein solely on account of a payment default by the obligor on any such Georgetown Loan.

(iv) (i) Section 5.03(v)(iv) of Georgetown’s Disclosure Schedule sets forth a list of all Georgetown Loans as of the date hereof by Georgetown to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Georgetown, (ii) there are no employee, officer, director or other affiliate Georgetown Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Georgetown Loans are and were originated in compliance in all respects with all applicable laws.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in the Georgetown Financial Statements was in compliance with Georgetown’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. Georgetown has good and marketable title to those assets reflected in the most recent Georgetown Financial Statements as being owned by Georgetown or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (a) statutory liens securing payments not yet due, (b) liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted

Liens”). Georgetown is the lessee of all leasehold estates reflected in the latest Georgetown Financial Statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Georgetown, the lessor. There are no pending or, to the Knowledge of Georgetown, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Georgetown. Georgetown owns or leases all properties as are necessary to its operations now conducted.

5.04 Representations and Warranties of United. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, United hereby represents and warrants to Georgetown that:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 100,000,000 shares of United Common Stock, of which as of the date hereof, 69,603,716 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share, as of the date hereof, none of which are outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock or other equity securities of United or any of its Subsidiaries. As of the date hereof, United had 1,340,925 shares of United Common Stock which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of United Common Stock to be issued in exchange for shares of Georgetown Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of United, to consummate the transactions contemplated hereby.

(e) Corporate Authority. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by Georgetown, this Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ regarding the United Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of the Proxy Statement; (E) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of a certificate of merger in connection with the Merger, and the filing of articles of merger with the DC Department pursuant to the DC Business Code and the issuance of a certificate of merger in connection with the Merger; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or Bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2012, 2013 and 2014 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2014, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any United SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any United SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 5.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to Georgetown, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2014. Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of United and its Subsidiaries (including the related notes) included in the United SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2010. Section 5.04(g)(iii) of United’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has delivered to Georgetown copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2010, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Georgetown pursuant to this Section 5.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2013 and all responses to such comment letters by or on behalf of United.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2014, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2014. As used in this Section 5.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2014, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(vi) Since December 31, 2014, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(i) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) United is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened.

(iii) Each of United and its Subsidiaries has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Each of United and its Subsidiaries since January 1, 2010, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) Merger Sub is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and United has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Merger Sub having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any Contract (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).

(ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an

“accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and live insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

(vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

(viii) Except for compensation paid to Richard M. Adams, neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Georgetown, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x) Neither United nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any United Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject United or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to United or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Sandler O’Neill & Partners, L.P.

(n) Labor Matters. Neither United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to United’s knowledge, threatened, nor is United aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. United and its Subsidiaries are in compliance and at all times have complied in all respects with all applicable laws governing the employment of labor and the withholding of taxes, including all laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(o) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.

(p) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on United’s consolidated financial statements as of December 31, 2014. All assessments for Taxes of United or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon United or any of its Subsidiaries. Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2014 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of United as of December 31, 2014. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. Neither United nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for United’s own account, or for the account of one or more of United’s Subsidiaries or their customers.

(s) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. United Previously Disclosed all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Funds Available. United has, and will have available to it at the Effective Time, sources of capital and authorized shares of United Common Stock sufficient to pay the Merger Consideration and the amounts payable pursuant to Section 3.03.

(v) Representations and Warranties of United with Respect to Merger Sub.

(i) Organization, Standing and Authority. Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(ii) Power. Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority. This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of Merger Sub. Upon execution and delivery of Exhibit A, this Agreement will be a valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Georgetown and United agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Stockholder Approvals. Georgetown agrees to take, in accordance with applicable law and the Georgetown Certificate and Georgetown Bylaws, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Georgetown’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Georgetown Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Georgetown Board will recommend that the Georgetown stockholders approve the Agreement and the transactions contemplated hereby, provided that the Georgetown Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Georgetown Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Georgetown Board under applicable law.

6.03 Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of United and Georgetown constituting a part thereof (the “Proxy Statement”) and all related documents). Georgetown and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 90 days from the date of this Agreement. Each of Georgetown and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and Georgetown agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, Georgetown or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Georgetown shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Georgetown and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Georgetown Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Georgetown and United further agrees that if it shall become aware prior to the Georgetown Meeting of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) United agrees to advise Georgetown, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. United and Georgetown each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.05 Access; Information.

(a) Each of Georgetown and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither United or its Subsidiaries nor Georgetown shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of United, Georgetown or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each of Georgetown and United shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Section 6.05 in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement dated August 12, 2015 between Georgetown and United and that certain confidentiality agreement dated October 31, 2015 between Georgetown and United (collectively, the “Confidentiality Agreements”).

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06 Acquisition Proposals. Georgetown agrees that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Georgetown will inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Georgetown or any merger, change or control or other business combination involving Georgetown. Notwithstanding the foregoing, if, at any time the Georgetown Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Georgetown, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.06, may furnish non-public information with respect to Georgetown to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.08 Exemption from Liability Under Section 16(b). United and Georgetown agree that, in order to most effectively compensate and retain certain directors and officers of Georgetown in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Georgetown not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 6.08. The United Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause any dispositions of Georgetown Common Stock, Georgetown Stock Options or acquisitions (and any subsequent dispositions) of United Common Stock or Replacement Options by the directors and officers of Georgetown, who, immediately following the Merger, will be directors and officers of United subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

6.09 Regulatory Applications.

(a) United and Georgetown and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that United shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.01(b). Each of United and Georgetown shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable, in any event, United shall make all necessary filings and notices within 90 days of the date of this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law (i) promptly advise Georgetown of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Georgetown with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) promptly provide Georgetown with a report with respect to any meetings or substantive telephone conversations that United or its Subsidiaries or their respective representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Georgetown (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Georgetown is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the District of Columbia, the Georgetown Certificate, the Georgetown Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under District of Columbia law, the Georgetown Certificate, the Georgetown Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. United shall comply with any agreements that contain any indemnification provisions between Georgetown, on the one hand, and its respective directors and officers on the other hand; provided, however, that Georgetown agrees to exercise its reasonable best efforts to obtain amendments to such agreements prior to the Effective Date so that terms of any such agreement aligns with the time periods set forth in this Section 6.10.

(b) For a period of six years from and after the Effective Time, United shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Georgetown Certificate and the Georgetown Bylaws (or comparable organizational documents) and (B) any indemnification agreements of Georgetown with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six year period during which Georgetown, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under DC Business Code, the Georgetown Certificate or Georgetown Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(c) For a period of six years from the Effective Time, United shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors, officers and employees of Georgetown arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Georgetown; provided, that in no event shall United be required to expend, on an annual basis, more than 200% of the current amount expended by Georgetown (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 6.10(c), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount;

provided, further, that officers and directors of Georgetown may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 6.10(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(e) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

6.11 Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of Georgetown with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Georgetown shall receive credit for years of service with Georgetown and its predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for severance, vacation and paid time off; provided, that, in accordance with United’s policies, no vacation or paid time off shall be thereafter carried over into a subsequent calendar year) under United’s benefit plans, except with respect to the United Pension Plan. All employees of Georgetown and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, United shall maintain Georgetown’s existing employee benefit plans until such time as United has provided similar plans to employees of Georgetown as contemplated in the preceding sentence. Employees of Georgetown shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Georgetown and its predecessors prior to the Effective Date, except with respect to any severance, vacation or paid time off accrual.

(b) Except for employees of Georgetown with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), United agrees that each employee of Georgetown who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth in Section 6.11(b) of Georgetown’s Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth in Section 6.11(b)(i) of Georgetown’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee pursuant to this Section 6.11(b), and (ii) reimbursement of costs associated with reasonable outplacement services actually incurred no later than the date that is set forth in Section 6.11(b)(ii) of Georgetown’s Disclosure Schedule, so that after reimbursement, such services will be at no cost to the employee; provided that (A) documentation of such expenses is provided to United by the terminated employee and (B) such services are provided by an outplacement agency selected by United.

(c) Prior to the Effective Time, Georgetown shall one hundred percent vest all accrued benefits provided under Georgetown’s 401(k) plan, subject to consummation of the Merger. United and Georgetown shall use reasonable efforts to take such action as may be necessary to (i) terminate Georgetown’s 401(k) plan, including, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination and (ii) terminate and liquidate, within 30 days prior to the Effective Time, the Deferred Compensation Plans.

(d) At and following the Effective Time, United shall honor, and United shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Georgetown existing as of the Effective Time.

(e) United and Georgetown shall perform each of their respective obligations in Attachment A to Georgetown’s Disclosure Schedule.

6.12 Notification of Certain Matters. Each of Georgetown and United shall promptly notify the other of (i) any material change in the normal course of its business or in the operation of its properties, and to the extent permitted by applicable law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving such party, and (ii) any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 Directors and Officers.

(a) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the United Board shall be increased by one and Michael P. Fitzgerald shall be appointed as a director of United. United will nominate Michael P. Fitzgerald for election as a director at the annual meeting of United immediately following the Effective Time and solicit proxies for Michael P. Fitzgerald in the same manner as it does for all other members of United’s slate of directors in connection with such meeting.

(b) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the Merger Sub shall be increased by two and two individuals from Georgetown shall be appointed to the board of directors of Merger Sub one of which shall be Michael P. Fitzgerald who will be appointed Vice Chairman of the Merger Sub. With the exception of Michael P. Fitzgerald, the individuals chosen by Georgetown to serve as directors of Merger Sub shall be subject to the consent of the United Board, which shall not be unreasonably withheld. United also shall take all appropriate action so that as of the Effective Time Timothy Veith shall be appointed as the Market President of Merger Sub’s Washington, D.C. market.

6.14 Compliance with Laws. Each of United and Georgetown shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

6.15 Operating Functions. Georgetown shall cooperate with United and Merger Sub in connection with planning for the efficient and orderly combination of the parties and the operation of United and Merger Sub (including the former operations of Georgetown) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide. Notwithstanding the foregoing, (a) neither United nor Merger Sub shall under any circumstance be permitted to exercise control of Georgetown prior to the Effective Time, (b) Georgetown shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Georgetown shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Georgetown to consummate the Merger is subject to the fulfillment or written waiver by United and Georgetown prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement and any other matters required to be approved by Georgetown’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Georgetown.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the United Board reasonably determines in good faith would have a Material Adverse Effect on United and its Subsidiaries taken as a whole and taking into account the consummation of the Merger in making such determination.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02 Conditions to Obligation of Georgetown. The obligation of Georgetown to consummate the Merger is also subject to the fulfillment or written waiver by Georgetown prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Georgetown shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Georgetown shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Georgetown’s Counsel. Georgetown shall have received an opinion of Covington & Burling LLP, counsel to Georgetown, in form and substance reasonably satisfactory to Georgetown, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Covington & Burling LLP may require and rely upon representations contained in letters from Georgetown, United, officers and employees of Georgetown or United, and others, reasonably satisfactory in form and substance to it.

7.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Georgetown set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Georgetown by the Chief Executive Officer and the Chief Financial Officer of Georgetown to such effect.

(b) Performance of Obligations of Georgetown. Georgetown shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Georgetown by the Chief Executive Officer and the Chief Financial Officer of Georgetown to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United, in form and substance reasonably satisfactory to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, Georgetown, officers and employees of United or Georgetown, and others, reasonably satisfactory in form and substance to it.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Georgetown, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by United or Georgetown (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) a breach by the other party of its obligations in Attachment A to Georgetown’s Disclosure Schedule, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by United or Georgetown, if its Board of Directors so determines by vote of a majority of the members of such party’s entire Board of Directors, in the event that the Merger is not consummated by November 6, 2016, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(b).

(d) Failure of United Conditions. By United in the event that any of the conditions precedent to the obligations of United to consummate the Merger contained in Sections 7.03(a) or 7.03(b) cannot be satisfied or fulfilled by the date specified in Section 8.01(b) (provided that the failure of such condition to be satisfied or fulfilled is not a result of United’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by United of any of its material representations or warranties contained in this Agreement).

(e) Failure of Georgetown Conditions. By Georgetown in the event that any of the conditions precedent to the obligations of Georgetown to consummate the Merger contained in Sections 7.02(a) or 7.02(b) cannot be satisfied or fulfilled by the date specified in Section 8.01(b) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Georgetown’s breach of Section 6.02, 6.03 or 6.06, Georgetown’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Georgetown of any of its material representations or warranties contained in this Agreement).

(f) No Approval. By Georgetown or United, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the Georgetown Meeting.

(g) Failure to Recommend, Etc. At any time prior to the Georgetown Meeting, by United if the Georgetown Board shall have failed to make a recommendation to the Georgetown stockholders to approve this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

(h) Superior Proposal. By Georgetown, if the Georgetown Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Georgetown Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Georgetown in compliance with Section 6.06 and that would, if consummated, result in a transaction that is more favorable to Georgetown’s stockholders from a financial point of view than the Merger (a “Superior

Proposal”); provided, that (i) this Agreement may be terminated by Georgetown pursuant to this Section 8.01(h) only after the fifth business day following United’s receipt of written notice from Georgetown advising United that Georgetown is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Georgetown that the Georgetown Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Georgetown complies with Section 8.03.

(i) Decline in United Common Stock Price. By Georgetown, if the Georgetown Board so determines by a vote of the majority of the members of the entire Georgetown Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “United Ratio”) shall be less than 0.80; and

(ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Georgetown elects to exercise its termination right pursuant to this Section 8.01(i), it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Georgetown Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Georgetown of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 8.01(i), the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the KBW Regional Banking Index (KRX).

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 6.03(b), 6.05(b), 8.02, 8.03, 9.05, 9.06, 9.07, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement.

8.03 Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Georgetown pursuant to Section 8.01(h), then Georgetown shall pay United promptly (but in no event later than two business days after the date of termination of this Agreement by Georgetown) a fee of $11,288,000 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by United pursuant to Section 8.01(g), and prior to that date that is 12 months after such termination, Georgetown enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Georgetown shall pay United the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “50.01%.” In no event shall Georgetown be required to pay the Fee on more than one occasion.

(b) In the event that Georgetown shall fail to pay the Fee when due, then Georgetown shall pay the Fee plus the costs and expenses actually incurred by United (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 8.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s prime rate plus 2.00%.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 6.10, 6.11, 6.13, and this Article IX and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Georgetown Meeting, this Agreement may not be amended if it would violate the DC Business Code or the VSCA, require further approval from Georgetown’s stockholders or changes the form or amount of Merger Consideration in a manner that is adverse in any respect to Georgetown’s stockholders.

9.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

9.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable and except that matters relating to the fiduciary duties of the Georgetown Board shall be subject to the laws of the District of Columbia). Each party hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.07.

9.06 Expenses. Subject to the obligations of Georgetown set forth in Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Georgetown and United.

9.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Georgetown, to:

Bank of Georgetown

1115 30th Street, NW

Washington, District of Columbia 20007

Attention: Michael P. Fitzgerald

Chairman, President and Chief Executive Officer

Email: mfitzgerald@BankofGeorgetown.com

With a copy to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW.

Washington, D.C. 20001

Facsimile Number: (202) 662-6000

Attention: Frank M. Conner III

Email: rconner@cov.com

Attention: Michael P. Reed

Email: mreed@cov.com.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention:	Richard M. Adams
Email: richard.adams@bankwithunited.com
Mark Tatterson
Email: Mark.Tatterson@ubsi-inc.com

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile:	(304) 343-3058
Attention:	Sandra M. Murphy, Esq.
Email:	smurphy@bowlesrice.com

9.08 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.10, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

9.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision (which provision shall be agreed to in writing by the parties), and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

9.11 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this

Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Georgetown, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF GEORGETOWN

By:	/s/ Michael P. Fitzgerald
Name:	Michael P. Fitzgerald
Title:	Chairman, President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

Form of Supplement for

Merger Sub Accession to Agreement and Plan of Reorganization

THIS SUPPLEMENT FOR MERGER SUB ACCESSION TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of the          day of         , 2015 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of November    , 2015 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”) and Bank of Georgetown, a District of Columbia banking corporation (“Georgetown”).

WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of Georgetown with and into United Bank, a Virginia banking corporation (“Merger Sub”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

1. Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

2. Notice. Any notice required to be provided pursuant to Section 9.07 of the Agreement shall be given to Merger Sub at the following address:

2071 Chain Bridge Road

Vienna, Virginia 22182

Attention:

Facsimile:

[Signature page follows this page.]

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto, as of the date first hereinabove written.

BANK OF GEORGETOWN

By:
Name:	Michael P. Fitzgerald
Title: Chairman, President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

UNITED BANK

By:
Name:
Title:

Exhibit B

Plan of Merger

merging

BANK OF GEORGETOWN,

a banking corporation chartered under the laws of the District of Columbia with and into

UNITED BANK,

a banking corporation chartered under the laws of the Commonwealth of Virginia

1. Merger. Bank of Georgetown (“Georgetown”), a banking corporation chartered in the District of Columbia, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a banking corporation chartered in the Commonwealth of Virginia, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”) and Title 6.2 of the Code of Virginia, and Title 26 and Title 29 of the Business Organizations Code of the District of Columbia (the “DC Business Code”). As a result of the Bank Merger, the separate corporate existence of Georgetown shall cease and United Bank shall continue as the surviving corporation (the “Successor Institution”) following the Bank Merger. The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2. Effective Time; Effects of the Merger.

a. The Bank Merger shall become effective at the later of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Bank Merger; (ii) the date and time of the filing of the articles of merger with the Mayor of the District of Columbia relating to the Bank Merger; and (iii) the time set forth in articles of merger relating to the Bank Merger filed with the SCC and the Mayor of the District of Columbia; such time referred to herein as the “Effective Time.”

b. The business of the Successor Institution shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Successor Institution at its principal office, which shall be located at the principal office of United Bank at 2071 Chain Bridge Road, Vienna, Virginia 22182; at all duly authorized and operating branches of United Bank and Georgetown as of the Effective Time, together with the principal office of Georgetown, which shall be operated as a branch of the Successor Institution; and at all other offices and facilities of United Bank and Georgetown established as of the Effective Time.

c. At the Effective Time, the Bank Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 29-309.07 of the DC Business Code. At the Effective Time, the separate existence of Georgetown shall cease and the corporate existence of United Bank, as the Successor Institution, shall continue unaffected and unimpaired by the Bank Merger; and the Successor Institution shall be deemed to be the same business and corporate entity as each of Georgetown and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Georgetown and United Bank shall vest in United Bank as the Successor Institution, and the Successor Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Georgetown and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Georgetown and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Successor Institution; provided, however, that the Successor Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Successor Institution by the Code of Virginia, the DC Business Code or applicable regulations.

d. The Successor Institution, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Georgetown and United Bank immediately prior to the Effective Time.

e. The name of the Successor Institution in the Bank Merger shall be “United Bank.”

3. Manner and Basis of Converting Securities.

a. At the Effective Time, (i) each holder of a share of Georgetown Common Stock shall receive in respect thereof, subject to the limitations set forth in that certain Agreement and Plan of Reorganization dated November 9, 2015, by and between United Bankshares, Inc. (“United”) and Georgetown (the “Reorganization Agreement”), 0.9313 shares of United Common Stock (the “Merger Consideration”), and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b. At the Effective Time, holders of Georgetown Common Stock shall cease to be, and shall have no rights as, stockholders of Georgetown, other than to receive the Merger Consideration and such other consideration as provided in the Reorganization Agreement.

c. At and after the Effective Time, certificates evidencing shares of capital stock of Georgetown shall be exchanged for the Merger Consideration in accordance with the procedures set forth in the Reorganization Agreement.

d. The stock transfer book of Georgetown shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of Georgetown shall be recorded therein.

4. Board of Directors. Upon the Effective Time, the Board of Directors of the Successor Institution shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time, together with the two individuals from Georgetown that the Successor Institution shall appoint, at the Effective Time, as members of the Board of Directors of the Successor Institution, to serve as directors of the Successor Institution until their successors are duly elected and qualified, including Michael P. Fitzgerald who will be appointed Vice Chairman of the Merger Sub (the “Georgetown Nominees”). Each such Director shall hold office until the next annual meeting of the shareholder of the Successor Institution at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified. United Bank shall take such actions as shall be required to effect the election or appointment of the Georgetown Nominees as members of the Board of Directors of the Successor Institution, as of the Effective Time.

5. Officers. Upon the Effective Time, the officers of the Successor Institution shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time, together with Timothy Veith as the Market President for the Washington, D.C. market. Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Successor Institution.

6. Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of the Successor Institution shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7. Bylaws. From and after the Effective Time, the Bylaws of the Successor Institution shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8. Condition Precedent; Termination. It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) the stockholders of Georgetown shall have approved the Bank Merger by the requisite vote of the stockholders of Georgetown, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired. This Plan of Merger may be terminated by mutual consent of Georgetown and United Bank at any time prior to the Effective Time. In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

9. Abandonment. At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Reorganization Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and Georgetown. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission and the Mayor of the District of Columbia prior to the Effective Time.

Exhibit C

SUPPORT AGREEMENT

This Support Agreement, made as of this             day of             , 2015, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Bank of Georgetown, a District of Columbia corporation (“Georgetown”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Georgetown (the “Stockholder”).

WHEREAS, United and Georgetown have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Georgetown Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Georgetown Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares the number of shares of Georgetown Common Stock set forth on the signature page hereto; and

WHEREAS, Stockholder has the right to acquire pursuant to the exercise of Georgetown Stock Options issued and outstanding pursuant to the Georgetown Stock Plans, the number of shares of Georgetown Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

2. Covenants of Stockholder. (a) Stockholder agrees to cause the Covered Shares to be present at the Georgetown Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 6.02 of the Reorganization Agreement, the Board of Directors of Georgetown has failed to make, withdrawn, modified or otherwise changed its recommendation to Georgetown stockholders.

(b) Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Georgetown Common Stock issued and outstanding pursuant to the Georgetown Stock Plans; provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) Stockholder agrees not to, without the prior written consent of United, sell on NASDAQ, to submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Georgetown Common Stock prior to the Effective Time of the Merger.

(d) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Georgetown Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Georgetown Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Georgetown Stock Options that Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of Georgetown Common

Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of Georgetown, but only in his/her capacity as a holder of shares of Georgetown Common Stock or of Georgetown Stock Options.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

Options held by Stockholder:

[Signature Page to Support Agreement]

List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated November 9, 2015

between

United Bankshares, Inc. and Bank of Georgetown

Buyer Disclosure Schedule

Schedule No.	Description
Section 5.04(b)(i)	Outstanding Options
Section 5.04(g)(ii)	Financial Reports and SEC Documents
Section 5.04(g)(iii)	Reports

Seller Disclosure Schedule

Schedule No.	Description
Section 4.01	Forbearances of Georgetown
Section 5.03(b)	Capitalization
Section 5.03(c)	Subsidiaries
Section 5.03(f)	Consents and Approvals; No Defaults
Section 5.03(g)	Financial Reports; Absence of Certain Changes or Events
Section 5.03(j)	Compliance with Laws
Section 5.03(k)	Material Contracts; Default
Section 5.03(m)	Employee Benefit Plans
Section 5.03(n)	Labor Matters
Section 5.03(v)	Loan Matters
Section 6.11	Benefit Plans